RESULTS OF SHAREHOLDER MEETING
PHOENIX MULTI-SERIES TRUST
November 21, 2006
(Unaudited)

At a special meeting of shareholders of Phoenix Multi-Sector Fixed Income Fund and Phoenix Multi-Sector Short Term Bond Fund (each a "Fund"), formerly series of Phoenix Multi-Series Trust (the "Trust") held on November 21, 2006, shareholders voted on the following proposals:


To approve a
proposal to permit
Phoenix Investment
Counsel, Inc. to
hire and replace
subadvisers or to
modify subadvisory
agreements without
shareholder approval

NUMBER OF ELIGIBLE UNITS VOTED:
    FOR            AGAINST           ABSTAIN        BROKER NON-VOTES

Phoenix Multi-Sector Fixed Income Fund
  6,393,533         351,748           279,441             1,989,024

Phoenix Multi-Sector Short Term Bond Fund
 96,624,869       6,459,990         4,160,324            51,785,755

To approve the
amendment of
fundamental
restrictions of the
Fund with respect
to loans

NUMBER OF ELIGIBLE UNITS VOTED:
    FOR            AGAINST           ABSTAIN        BROKER NON-VOTES

Phoenix Multi-Sector Fixed Income Fund
 6,437,994         283,823           302,905           1,989,024

Phoenix Multi-Sector Short Term Bond Fund
96,776,666       5,839,796         4,628,722          51,785,755


To approve a
proposal to
reclassify the
investment
objective of the
Investment
Objective Funds
from fundamental to
non-fundamental

NUMBER OF ELIGIBLE UNITS VOTED:
    FOR            AGAINST           ABSTAIN        BROKER NON-VOTES

Phoenix Multi-Sector Fixed Income Fund
 6,396,398         339,542           288,782           1,989,024

Phoenix Multi-Sector Short Term Bond Fund
95,672,405       6,716,041         4,856,737          51,785,755


Shareholders of Phoenix Multi-Sector Short Term Bond Fund did not approve these proposals.